Exhibit 99.1

Noble Corporation plc Devonshire House 1 Mayfair Place London W1J 8AJ England

PRESS RELEASE

NOBLE CORPORATION PLC ANNOUNCES

DEPARTURE OF CHIEF FINANCIAL OFFICER

LONDON, February 29, 2016 - Noble Corporation plc today announced that James A. MacLennan, Senior Vice President, Chief Financial Officer and Treasurer resigned effective February 26, 2016. The Company stated that Dennis L. Lubojacky, Vice President and Controller, would serve as interim Chief Financial Officer until a permanent replacement can be found.

David W. Williams, Chairman, President and Chief Executive Officer of Noble Corporation plc, stated, “James has helped Noble position itself so that it can navigate the challenges facing the industry, and we wish him the best of luck in his future endeavors.”

The Company is conducting a search for Mr. MacLennan’s replacement.

About Noble Corporation plc

Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 30 offshore drilling units, consisting of 16 semisubmersibles and drillships and 14 jackups, focused largely on ultra-deepwater and high-specification jackup drilling opportunities in both established and emerging regions worldwide. Noble is a public limited company registered in England and Wales with company number 08354954 and registered office at Devonshire House, 1 Mayfair Place, London, W1J 8AJ England. Additional information on Noble is available at www.noblecorp.com.

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For additional information, contact:

For Investors:	Jeffrey L. Chastain,
Vice President – Investor Relations and Corporate Communications,
Noble Drilling Services Inc., 281-276-6383

For Media:	John S. Breed,
Director of Investor Relations and Corporate Communications,
Noble Drilling Services Inc., 281-276-6729

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